EXHIBIT 99.1

American National Announces Fourth Quarter and Full Year 2018 Results

GALVESTON, Texas, Feb. 25, 2019 (GLOBE NEWSWIRE) -- American National Insurance Company (NASDAQ: ANAT) reported net income for the year ended December 31, 2018 of $159.0 million, down from $493.7 million for 2017 largely due to the effects of tax changes for 2017 and new accounting guidance for 2018. Net income for the year ended December 31, 2018 was reduced by the inclusion of $84.7 million in net unrealized losses on equity securities as required by new accounting guidance(1) which was not effective in 2017. Additionally, net income for 2017 was increased by a $206.4 million benefit resulting from the enactment of the U.S Tax Cut and Jobs Act of 2017 ("Tax Reform"). Net income for 2018 included after-tax realized investment earnings of $28.8 million or $1.07 per diluted share compared to $113.7 million or $4.22 per share for 2017.

After-tax adjusted operating income(2) for 2018 increased to $214.9 million or $7.99 per diluted share compared to $173.6 million or $6.44 per diluted share for 2017. The increase is primarily attributable to improved performance in our Life, Corporate and Other, and Health segments.

For the fourth quarter of 2018, we reported a net loss of $117.4 million or $4.37 per diluted share primarily due to the inclusion of $199.8 million in net unrealized losses on equity securities as required by new accounting guidance(1) which was not effective in 2017. Also, net income for the fourth quarter of 2017 was increased by the $206.4 million benefit resulting from the enactment of Tax Reform. Net income for the fourth quarter of 2018 included after-tax realized investment earnings of $8.1 million or $0.30 per diluted share compared to $56.4 million or $2.09 per diluted share for the same period of 2017 as a result of increased gains from sales of equity securities and certain real estate holdings during 2017.

After-tax adjusted operating income(2) for the fourth quarter of 2018 was $74.3 million or $2.76 per diluted share compared to $81.8 million or $3.04 per diluted share for the same period of 2017. The decrease was primarily due to lower earnings in our Annuity and Property and Casualty segments.

(1) Reflects the January 1, 2018 adoption of ASU 2016-01, Financial Instruments: Recognition and Measurement of Financial Assets and Financial Liabilities
(2) In the fourth quarter of 2018, American National replaced the use of the term "operating income" with "Adjusted operating income." Adjusted operating income is a non-GAAP measure as defined beneath the table below.

Additional Highlights Summary:

  Premiums and other policy revenues for the year ended December 31, 2018 increased 8.6% or $198.0 million to $2.5 billion compared to $2.3 billion for the same period last year.
  Total life insurance in force increased by $7.3 billion to $110.4 billion since December 31, 2017.

American National Consolidated Financial Highlights
(Preliminary & Unaudited in millions)

	Quarters Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Revenues (GAAP basis)	$518.7	$924.4	$3,326.4	$3,411.0
Net realized investment gains	(7.4)	(43.6)	(16.9)	(91.2)
Net losses on equity securities	252.9	—	107.2	—
Adjusted Revenues(1) (non-GAAP basis)*	$764.2	$880.8	$3,416.7	$3,319.8

Net income (loss) (GAAP basis)	$(117.4)	$344.6	$159.0	$493.7
Net losses on equity securities	199.8	—	84.7	—
Net realized investment earnings	(8.1)	(56.4)	(28.8)	(113.7)
Effects of Tax Reform(3)	—	(206.4)	—	(206.4)
Adjusted operating income(2) (non-GAAP basis)*	$74.3	$81.8	$214.9	$173.6

Per diluted share
Net income (loss) (GAAP basis)	$(4.37)	$12.78	$5.91	$18.31
Net losses on equity securities	7.43	—	3.15	—
Net realized investment earnings	(0.30)	(2.09)	(1.07)	(4.22)
Effects of Tax Reform(3)	—	(7.65)	—	(7.65)
Adjusted operating income(2) (non-GAAP basis)*	$2.76	$3.04	$7.99	$6.44

Book value per diluted share			$195.32	$194.61

Weighted average number of diluted shares upon which computations are based	26,893,823	26,968,634	26,916,643	26,960,695

* These measures are non-GAAP because they are not based on accounting principles generally accepted in the United States.  These non-GAAP measures are used by the Company to enhance comparability between periods and to eliminate the impact of certain excluded items listed in the footnotes below, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of these non-GAAP measures is meaningful to provide investors with an understanding of the significant factors that comprise the Company’s periodic results of operations and financial condition.

(1) Adjusted revenues exclude the pre-tax impact of net gains (losses) on equity securities and net realized investment gains (losses).

(2) Adjusted operating income excludes the after-tax impact of net gains (losses) on equity securities and realized investment earnings. Realized investment earnings are comprised of realized investment gains (losses), equity in earnings of unconsolidated affiliates and income from non-controlling interests. Adjusted operating income also excludes the effect of a change in tax laws and tax rates at enactment date.

(3) In 2018, our effective tax rate was favorably impacted by accelerating certain deductions into the 2017 tax year.

American National is a family of companies that has, on a consolidated GAAP basis, $26.9 billion in assets, $21.6 billion in liabilities and $5.3 billion in stockholders’ equity. American National, founded in 1905 and headquartered in Galveston, Texas, and its subsidiaries offer a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company, the parent company, has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: Timothy A. Walsh (409) 766-6553